Active Power Reports Second Quarter 2015 Results

Revenue Increases 42% in First Six Months of 2015 versus Prior Year Period; Turnaround Strategy Yields Improved Results

AUSTIN, Texas (July 28, 2015) – Active Power (NASDAQ: ACPW), a manufacturer of flywheel uninterruptible power supply (UPS) systems and modular infrastructure solutions (MIS), reported results for the second quarter and six months ended June 30, 2015.

Highlights

•	Total revenue increased 42% or $8.9 million for the first six months ended June 30, 2015, compared to the first six months of 2014

•	Bookings increased 22% to $36.5 million for the first six months ended June 30, 2015, compared to $30.0 million in the first six months of 2014

•	Increased bookings for large CleanSource® HD UPS orders to be shipped to Europe and the U.S. over the next several quarters

•	Gross margin was 32.7% for the first six months ended June 30, 2015, compared to 23.0% in the first six months of 2014

•	Reduced net loss to $1.8 million in the first six months ended June 30, 2015 compared to a net loss of $8.3 million in the first six months of 2014

•
Improved adjusted EBITDA to a loss of $462,000 in the first six months ended June 30, 2015, compared to a loss of $6.9 million in the first six months of 2014, and recorded $402,000 of adjusted EBITDA in the second quarter of 2015

•	Introduced Extended Runtime option for CleanSource HD UPS product, providing customers up to 30 minutes of additional UPS runtime

•	Settled stockholder class action complaint and derivative actions in May 2015 with settlement fully covered by insurance proceeds

Management Commentary
“The initial plan we put in place more than 20 months ago with a focus on bookings and backlog coupled with a balanced approach to sales execution and expense management continues to yield steady improvement,” said Mark A. Ascolese, president and CEO, at Active Power. “We reduced our operating expense in the second quarter of 2015 while revenue increased on both a sequential and annual basis. Bookings also increased more than 20% in the first six months of 2015 to $36.5 million compared to the same period in 2014.”

“With an opportunities pipeline that continues to grow, a stronger operating platform in place, and end markets that are increasingly receptive to our proprietary energy efficient solutions, we will remain focused on bookings, backlog, expense control, and cash management for the balance of the year.”

Financial Results
Revenue in the second quarter of 2015 was $16.9 million, an increase of $6.7 million or 66% compared to $10.2 million in the year-ago period, and an increase of $3.8 million or 29% from $13.1 million in the previous quarter. For the six months ended June 30, 2015, revenue was $30.0 million, an increase of $8.9 million or 42% compared to $21.1 million in the first six months of 2014. The increases in revenue were driven by higher product sales, specifically stronger MIS sales, in the second quarter of 2015.

Gross margin in the second quarter of 2015 was 32.6% compared to 18.9% in the year-ago period and 32.8% in the previous quarter. For the six months ended June 30, 2015, gross margin was 32.7% compared to 23.0% in the first six months of 2014. The increases in gross margin were the result of a favorable mix of products within UPS and MIS product sales. Products shipped in the quarter contained a higher than normal amount of proprietary content with higher margins. The increases are also attributable to continued improvement in manufacturing absorption.

Operating expenses in the second quarter of 2015 were $5.7 million compared to $6.2 million in the year-ago period and $5.8 million in the previous quarter. For the six months ended June 30, 2015, operating expenses were $11.4 million compared to $12.8 million in the first six months of 2014. The decreases in operating expenses were due to lower spending on materials and services for product development and management’s efforts to focus on productivity improvement and disciplined spending.

Net loss in the second quarter of 2015 was $0.3 million or $(0.01) per share compared to a net loss of $4.4 million or $(0.19) per share in the year-ago period and a net loss of $1.6 million or $(0.07) per share in the previous quarter. The decrease in net loss from the year-ago quarter was due to higher revenue, higher gross margin, and lower operating expenses in the second quarter of 2015. The decrease in net loss from the previous quarter was due to higher revenue in the period. For the six months ended June 30, 2015, net loss was $1.8 million or $(0.08) per share compared to a net loss of $8.3 million or $(0.38) per share in the first six months of 2014. The decrease in net loss from the previous six months was due to higher revenue, higher gross margin, and lower operating expenses.

Adjusted EBITDA in the second quarter of 2015 was $402,000 compared to a loss of $3.8 million in the year-ago period and a loss of $864,000 in the previous quarter. For the six months ended June 30, 2015, adjusted EBITDA loss was $462,000 compared to a loss of $6.9 million in the first six months of 2014. An EBITDA reconciliation is provided below. The improvements in adjusted EBITDA were primarily due to increased revenue and lower net loss in the second quarter of 2015.

Cash and cash equivalents totaled $10.6 million at June 30, 2015, compared to $14.8 million at December 31, 2014, and $16.2 million at June 30, 2014. Of the $539,000 of restricted cash held at June 30, 2015, $500,000 is expected to be returned to cash and cash equivalents in the third quarter of 2015 upon expiration of the underlying letter of credit.

Bookings and Backlog
Bookings in the second quarter of 2015 were $17.3 million compared to bookings of $16.0 million in the year-ago period and $19.2 million in the previous quarter. Second quarter orders of $17.3 million results in a book-to-bill ratio of 1.03. The dollar amount of backlog was $33.3 million at June 30, 2015. Of the total backlog, $7.2 million, primarily associated with long-term service contracts, is not expected to be filled in the following 12 months.

Bookings amounts represent anticipated revenue from product orders received during the period that are believed to be firm and from service contracts. Backlog represents the amount of anticipated revenue from prior bookings at the end of the period. Please refer to the Supplemental Information following the Condensed Consolidated Balance Sheets for more detail regarding bookings.

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, July 28, 2015, at 8:30 a.m. (ET) to discuss its second quarter 2015 results. Interested parties can dial into the conference call at the time of the event at (888) 505-4369. For callers outside the U.S. and Canada, please dial (719) 325-2452.

For parties wanting to listen live via the web, a webcast button is located on Active Power's investor relations website at http://ir.activepower.com. A replay of the webcast will be available via Active Power’s investor relations website.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures flywheel uninterruptible power supply (UPS) systems and modular infrastructure solutions that enable data centers and other mission critical operations to remain 'on' 24 hours a day, seven days a week. The combined benefits of its products' power density, reliability, and total cost of ownership are unmatched in the market and enable the world's leading companies to achieve their most forward-thinking data center designs. The company's products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Active Power and CleanSource are registered trademarks of Active Power, Inc. Driven by Motion and the Active Power logo are trademarks of Active Power, Inc.

Non-GAAP Financial Measure
This press release includes information about adjusted EBITDA, which is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). At the end of the following tables, Active Power has provided a reconciliation of historical adjusted EBITDA to GAAP net loss, the most directly comparable GAAP financial measure, under the heading “Reconciliation of Net Loss to Adjusted EBITDA.” Active Power encourages investors to review this reconciliation in conjunction with our presentation of adjusted EBITDA. See “About Presentation of Adjusted EBITDA” at the end of the following tables for our definition of adjusted EBITDA and for an important discussion about the use of this metric.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by references to future periods, and include statements we make regarding anticipated:

•	bookings and backlog;

•	expense control; and

•	cash management.

Actual results and the outcomes of future events could differ materially from those expressed or implied by these forward-looking statements because of a number of risks and uncertainties, including, but not limited to: the possibility backlog may not result in revenue; the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; financial results that may vary significantly from quarter to quarter due to seasonality and volatility in customer demand; an increase in sales of our MIS products may materially increase the amount of working capital required to fund our operations; risks related to our international operations; our dependence on our relationships with Caterpillar, Hewlett Packard, other original equipment manufacturers (OEM), other strategic IT partners, and on our distributors; product performance and quality issues; our underutilized manufacturing capacity and lack of experience manufacturing our products in large quantities; the level of acceptance of our current and future products; significant competition; intellectual property claims; and our continued ability to borrow under our credit agreement or raise capital as needed to support the business.

For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2014, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information.

Media Contact:
Lee Higgins
Senior Manager, PR and IR
(512) 744-9488
lhiggins@activepower.com

Investor Contact:
Jordan Darrow
Darrow Associates
(631) 367-1866
jdarrow@darrowir.com

Active Power, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	(unaudited)		(unaudited)
	2015	2014	2015	2014

Revenues:
Product revenue	$12,905	$7,484	$22,453	$14,941
Service and other revenue	3,950	2,670	7,531	6,151
Total revenue	16,855	10,154	29,984	21,092

Cost of goods sold:
Cost of product revenue	9,089	6,352	16,060	12,257
Cost of service and other revenue	2,268	1,887	4,119	3,992
Total cost of goods sold	11,357	8,239	20,179	16,249
Gross profit	5,498	1,915	9,805	4,843

Operating expenses:
Research and development	1,430	1,600	2,946	3,680
Selling and marketing	2,715	3,152	5,421	6,040
General and administrative	1,524	1,469	3,082	3,075
Total operating expenses	5,669	6,221	11,449	12,795
Loss from Operations	(171)	(4,306)	(1,644)	(7,952)

Interest expense, net	(78)	(106)	(157)	(207)
Other income (expense), net	(9)	(1)	(16)	(128)

Net Loss	$(258)	$(4,413)	$(1,817)	$(8,287)

Net Loss per share, basic and diluted	$(0.01)	$(0.19)	$(0.08)	$(0.38)

Shares used in computing net loss per share, basic and diluted	23,133	23,114	23,131	21,851

Active Power, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
	June 30, 2015	December 31, 2014

	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$10,566	$14,824
Restricted cash	539	40
Accounts receivable, net of allowance for doubtful accounts of $262 and $212 at June 30, 2015 and December 31, 2014, respectively	16,016	11,222
Inventories, net	7,423	6,845
Prepaid expenses and other	605	800
Total current assets	35,149	33,731
Property and equipment, net	1,923	2,076
Deposits and other	283	291
Total assets	$37,355	$36,098

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,487	$4,044
Accrued expenses	4,532	4,134
Deferred revenue	3,550	2,771
Revolving line of credit	5,535	5,535
Total current liabilities	19,104	16,484
Long-term liabilities	670	821
Commitments and contingencies
Stockholders' equity
Preferred stock - $0.001 par value; 2,000 shares authorized	—	—
Common stock - $0.001 par value; 40,000 shares authorized; 23,167 and 23,162 issued and 23,107 and 23,094 outstanding at June 30, 2015 and December 31, 2014, respectively	23	23
Treasury stock	(237)	(231)
Additional paid-in capital	303,341	302,667
Accumulated deficit	(285,812)	(283,995)
Other accumulated comprehensive income	266	329
Total stockholders' equity	17,581	18,793
Total liabilities and stockholders' equity	$37,355	$36,098

Active Power, Inc.
Supplemental Information (in thousands)

Revenue by Product	Three Months Ended						Six Months Ended
	June 30, 2015	% of total	June 30, 2014	% of total	March 31, 2015	% of total	June 30, 2015	% of total	June 30, 2014	% of total

UPS	$8,838	53%	$6,159	61%	$7,177	55%	$16,015	53%	$12,795	61%
MIS	4,067	24%	1,325	13%	2,371	18%	$6,438	22%	$2,146	10%
Total Product Revenue	12,905	77%	7,484	74%	9,548	73%	$22,453	75%	$14,941	71%
Service	3,950	23%	2,670	26%	3,581	27%	$7,531	25%	$6,151	29%
Total Revenue	$16,855	100%	$10,154	100%	$13,129	100%	$29,984	100%	$21,092	100%

Revenue by Geography

Americas	$11,582	69%	$6,078	60%	$9,863	75%	$21,445	71%	$13,983	66%
EMEA	4,991	29%	3,513	35%	3,024	23%	$8,015	27%	$5,661	27%
Asia	282	2%	563	5%	242	2%	$524	2%	$1,448	7%
Total Revenue	$16,855	100%	$10,154	100%	$13,129	100%	$29,984	100%	$21,092	100%

Active Power, Inc.
Supplemental Information (in thousands)

Total Bookings	Three Months Ended
	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015

Bookings	$15,963	$13,580	$18,500	$19,171	$17,322
Book to Bill Ratio	1.57	1.07	1.21	1.46	1.03

Reconciliation of Net Loss to Adjusted EBITDA
(Thousands)
	Three Months Ended			Six Months Ended
	June 30, 2015	June 30, 2014	March 31, 2015	June 30, 2015	June 30, 2014

Net Loss	$(258)	$(4,413)	$(1,559)	$(1,817)	$(8,287)
Interest Expense	78	106	79	157	207
Depreciation Expense	231	306	293	524	620
Stock Based Compensation	351	219	323	674	552
Impairment of Long-Lived Assets	—	(19)	—	—	(19)
Adjusted EBITDA	$402	$(3,801)	$(864)	$(462)	$(6,927)

About Presentation of Adjusted EBITDA
Adjusted EBITDA is not a financial measure calculated and presented in accordance with GAAP, and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net loss before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Active Power, Inc. nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.